Exhibit 3
Montevideo, August 4, 2005
Securities and Exchange Commission
100 F Street N.E.
Washington, DC 20549
United States of America
Ladies and Gentlemen:
     I have acted as Legal Counsel to the Ministry of Economy and Finance of República Oriental del Uruguay (the “Republic” or “Uruguay”) in connection with Uruguay’s offering pursuant to a registration statement (No. 333-124476) (the “Registration Statement”) filed with the United States Securities and Exchange Commission (the “Commission”) under Schedule B of the United States Securities Act of 1933, as amended (the “Securities Act”), of EUR300,000,000 aggregate principal amount of its 6.875% Bonds due 2016 (the “Bonds”). The Bonds are issued under a Trust Indenture dated as of May 29, 2003 (the “Indenture”) among the Republic, Banco Central del Uruguay (“Banco Central”), as financial agent of the Republic, and The Bank of New York, as trustee.
     In arriving at the opinions expressed below, I have reviewed the following:
(i)	the Registration Statement, and the related Prospectus dated May 2, 2005, as first filed with the Commission pursuant to Rule 424(b)(2) under the Securities Act, as supplemented by the Prospectus Supplement dated July 19, 2005 relating to the Bonds, as first filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act;

(ii)	a copy of the executed Indenture;

(iii)	a copy of the Bonds in global form, as executed by the Republic;

(iv)	all relevant provisions of the Constitution of Uruguay and all relevant laws and orders of each of Uruguay and Banco Central, under which the issuance of the Bonds has been authorized, including but not limited to the following (English translations of which have been filed as part of Exhibit E to the Registration Statement):
1)	the Constitution of República Oriental del Uruguay, in particular Articles 85(6) and 196,

2)	Law 16.696 dated March 30, 1995, in particular Articles 3(b), 7(c) and 50, and

3)	Law 17.296 dated February 21, 2001, in particular Articles 602, 604, 606 and 610;

(v)	the following additional decree and resolutions of the Republic and Banco Central, respectively, under which the issuance of the Bonds has been authorized (translations of which are attached as exhibits hereto):
1)	Decree N° 226/005 of the Executive Power of the Republic, dated July 15, 2005, and

2)	Resolution D/395/2005 of the Board of Directors of Banco Central, dated July 15, 2005; and
(vi)	all such other documents, instruments and rules as I have deemed necessary as a basis for the opinion hereinafter expressed.
     It is my opinion that under and with respect to the present laws of the Republic, the Bonds have been duly authorized, executed and delivered by the Republic and, assuming due authentication thereof pursuant to the Indenture, constitute valid and legally binding obligations of the Republic in accordance with their terms.
     I hereby consent to the filing of this opinion as an exhibit to Amendment No. 3 to the Republic’s Annual Report on Form 18-K for the Fiscal Year ended December 31, 2004. In giving such consent, I do not thereby admit that I am an expert with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,
/s/ Dr. Enrique Guerra

Dr. Enrique Guerra
Counsel to the Ministry of
Economy and Finance of the
Republic of Uruguay

2

REPUBLIC OF URUGUAY
MINISTRY OF ECONOMY AND FINANCE
Decree N° 226/005
      Montevideo, July 15, 2005.
IN VIEW OF: the advisability of maintaining the access of the Republic of Uruguay to the international capital market.
WHEREAS: I) in that sense, various first-class financial institutions have submitted proposals setting forth the terms and conditions for the eventual placement of the issue of a new Series of Treasury Bonds to be placed in the international market.
II) upon examination of the proposals received, the one submitted jointly by Deutsche Bank and UBS Investment was selected as the most convenient.
CONSIDERING: I) that said issue is deemed to be advantageous to the current interests of the State.
II) that the offering firms have a strong standing and involvement in the international capital market, and successful experience in the placement of Uruguayan Public Debt Securities issues in said market.
PURSUANT TO: the provisions of articles 602-610 of Law No. 17296 of February 21, 2001.

THE PRESIDENT OF THE REPUBLIC
DECREES
ARTICLE 1. To order the issuance of Treasury Bonds for up to the amount of EUR 300,000,000 (three hundred million Euros), to be denominated “2005 Eurobonds 1st Series”, with a maximum term of twelve years. The value of each Bond shall not be less than EUR 50,000 (fifty thousand Euros). Said Bonds shall be registered bonds and shall bear the printed signatures of the Minister of Economy and Finance, the General Accountant of the Nation and the General Manager of Banco Central del Uruguay.
ARTICLE 2. The Bonds may be placed in the international markets in the form and under the conditions required in such markets. The issuance date shall not be later than December 31, 2005.
ARTICLE 3. Interest accrued on the Bonds shall be paid annually in Euros. The first interest payment shall be due one year following the issuance date of the Bonds.
ARTICLE 4. Full redemption of the Bonds shall take place on the maturity date thereof and shall be payable in Euros.
ARTICLE 5. Payments of interest and redemption of the Bonds, as well as fees and expenses in any other respect required for the administration and placement thereof, shall be made outside Uruguay by Banco Central del Uruguay in its capacity as Financial Agent of the State and through the paying Agent or Agents that may be appointed or agreed to.
ARTICLE 6. The issuance, whenever necessary, of provisional or global certificates representing the bonds until their definitive issuance is hereby authorized.

ARTICLE 7. Expenses on account of issuance, printing, transfers, commissions, advertising, schedules, books and all other expenditures that may be required for the administration and placement of these Bonds shall be charged to the resources derived from the placement thereof.
ARTICLE 8. Banco Central del Uruguay is hereby authorized to negotiate and execute on behalf of the Republic all contracts and related documents that may be required for the purpose of placement and issuance of the Bonds.
ARTICLE 9. Mr. Enrique Guerra, Lawyer, in his capacity as Legal Advisor of the Ministry of Economy and Finance, is hereby entrusted with the drafting and signing of the relevant legal opinions in respect of the obligations assumed by the Republic.
ARTICLE 10. The Director General of the Secretariat of the Ministry of Economy and Finance, Ms. Elizabeth Oria, C.P.A., is hereby entrusted with the issuance of any other certifications and attestations required.
ARTICLE 11. Be it notified, etc.
Signed by the President of the Republic, Dr. Tabaré Vázquez and Ministry of Economy and Finance, Cr. Danilo Astori.

Montevideo, July      , 2005.
The foregoing is a true translation of Decree N° 226/005, dated July 15, 2005.
By:
Name: Cra. Elizabeth Oria
Title: Director General — Ministry of Economy and Finance

TRANSCRIPT Nr. 1001/2005
      The Secretary General of Banco Central del Uruguay hereby CERTIFIES that its Board of Directors, in the meeting of July 15, 2005, adopted the following resolution: “D/395/2005 — ISSUE OF TREASURY BONDS IN EUROS FOR UP TO EUROS 300,000,000 — UNDERWRITING AGREEMENT WITH DEUTSCHE BANK SECURITIES AND UBS INVESTMENT BANK — APPOINTMENTS. IN VIEW OF: Decree Nr. 226/005 of July 15, 2005, which provides for the issuance of a new Series of Treasury Bonds in Euros for a total amount of up to EUR 300,000,000 (three hundred million Euros). WHEREAS: I) The Republic and Banco Central have received proposals from various first-class financial institutions for the placement of an issue of Treasury Bonds in Euros. II) Upon examination of the proposals received, the one submitted jointly by Deutsche Bank and UBS Investment was selected as the most convenient. III) Said issue shall be within the framework of the registration made with the United States Securities and Exchange Commission (SEC) in April, 2005, called “Shelf Registration” and pursuant to the provisions of the contract titled “Trust Indenture”, of May 29, 2003, by which The Bank of New York assumes the capacity of Trustee, Paying Agent and Registrar. IV) Decree Nr. 226/005 of July 15, 2005 authorizes Banco Central del Uruguay, without detriment to its own competences, to negotiate and execute on behalf of the Republic of Uruguay, the contracts that may be required for the issuance and placement of said Bonds. CONSIDERING: I) That the completion of said issuance requires the execution of the customary documents, among them the one titled “Underwriting Agreement” which regulates the relation between the issuer and the issue placement agents (Deutsche Bank Securities and UBS Investment Bank), as well as the relevant certificates and legal opinions. II) That the Bonds to be placed in the international market shall be listed in those institutions as may be convenient according to the characteristics of the transaction, and using the services of the listing agents whose participation is deemed necessary in this Institution’s opinion. PURSUANT TO: The provisions set forth in Articles 3, 4 and 7, subparagraph c), of Law No. 16696 of March 30, 1995 (Charter of Banco Central del Uruguay), and in Article 8 of Decree Nr. 226/005 of July 15, 2005. IT IS RESOLVED: 1) To authorize the Operations Division and the Legal Advisor’s Office to approve the final wording of the Underwriting Agreement to be executed with Deutsche Bank Securities and UBS Investment Bank in order to complete the issue provided for by Decree No. 226/005 of July 15, 2005, on the basis of the documents approved in previous issues. 2) To authorize said units to issue any other document or certificate that may be required in order to effect said issuance and ensure the perfection, validity, compliance and delivery of the above mentioned contracts. 3) To appoint Mr. Ariel Fernández, C.P.A., Mr. Alberto Graña, Economist, Mr. Daniel Artecona and Ms. Viviana Pérez, Lawyers, to execute, any two of them acting jointly, on behalf of Banco Central del Uruguay in its own name and in the name of the Republic, the text in the English language of the contracts and other documents referred to in paragraphs 1) and 2) of this Resolution. 4) To appoint the following officers as “Authorized Representatives”, according to the provisions of the above mentioned contracts: Mr. Gualberto de León, General Manager, Mr. Ariel Fernández, Operations Division Manager, Mr. Alberto Graña, International Operations Department Manager, and Mr. Daniel Artecona, Advisor. 5) The Operations Division Manager shall proceed to appoint an Agent for the listing of the Bonds in such Stock Exchange as may be determined, should the participation of said Agent be required.”

      This transcript is issued in Montevideo, on the nineteenth day of the month of July, two thousand and five, for all practical purposes.

/signed/
Aureliano Berro
Secretary General

/seal/
July 19, 2005
The foregoing is a true translation of Resolution D/395/2005 of Banco Central del Uruguay.

By:

Name: Aureliano Berro
Title: Secretary General